Exhibit 5.2

Sidley Austin LLP One South Dearborn Street Chicago, IL 60603 +1 312 853 7000 +1 312 853 7036 Fax AMERICA • ASIA PACIFIC • EUROPE

November 23, 2020

United Airlines Holdings, Inc.

233 South Wacker Drive

Chicago, Illinois 60606

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to (i) the Registration Statement on Form S-3, File No. 333-250153 (the “Registration Statement”), filed by United Airlines Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act, and (ii) the Prospectus Supplement of the Company dated November 17, 2020 (the “Prospectus Supplement”) filed with the Commission under the Securities Act relating to the potential resale by one or more selling securityholders named therein from time to time of (x) warrants (the “Warrants”) to purchase up to 4,763,841 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), and (y) up to 4,763,841 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares” and, together with the Warrants, the “Securities”), in each case in accordance with the terms of that certain Warrant Agreement, dated as of April 20, 2020 (as it may be amended from time to time, the “Warrant Agreement”), between the Company and the United States Department of the Treasury.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Warrant Agreement, the Warrants, the Company’s amended and restated certificate of incorporation (the “Charter”), the Company’s amended and restated bylaws (the “Bylaws”) and the resolutions adopted by the board of directors of the Company relating to the Registration Statement and the issuance of the Securities by the Company. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

United Airlines Holdings, Inc.

November 23, 2020

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.      The Warrants constitute valid and binding obligations of the Company.

2.      The Warrant Shares have been duly authorized and, when issued upon exercise of the Warrants in the manner described in the Prospectus Supplement and in accordance with the terms of the Warrant Agreement and the Warrants, will be validly issued, fully paid and non-assessable when certificates representing such shares of Common Stock shall have been duly executed, countersigned and registered and duly delivered in accordance with the applicable definitive purchase, underwriting or similar agreement upon payment of the agreed consideration therefor in an amount not less than the aggregate par value thereof or, if any such shares of Common Stock are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such shares of Common Stock in accordance with the applicable definitive purchase, underwriting or similar agreement upon payment of the agreed consideration therefor in an amount not less than the aggregate par value thereof.

For the purposes of this opinion letter, we have assumed that, at the time of the offer, sale and delivery of any of the Securities:

(i) the Securities being offered will be offered and sold as contemplated in the Registration Statement and the Prospectus Supplement;

(ii) the performance by the Company of the Warrant Agreement, and the offer, sale and delivery of the Securities will not (A) contravene or violate the Charter or Bylaws, (B) violate any law, rule or regulation applicable to the Company, (C) result in a default under or breach of any agreement or instrument binding upon the Company or any order, judgment or decree of any court or governmental authority applicable to the Company, or (D) require any authorization, approval or other action by, or notice to or filing with, any court or governmental authority (other than such authorizations, approvals, actions, notices or filings which shall have been obtained or made, as the case may be, and which shall be in full force and effect);

(iii) the authorization of the issuance of the Warrant Shares will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity, legally binding character or enforceability thereof; and

(iv) the Charter and the Bylaws, each as currently in effect, will not have been modified or amended and will be in full force and effect.

United Airlines Holdings, Inc.

November 23, 2020

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument; (ii) such Instrument has been duly authorized, executed and delivered by each party thereto; and (iii) such Instrument was at all relevant times and is a valid, binding and enforceable agreement or obligation, as the case may be, of, each party thereto; provided that we make no assumption in clause (iii) insofar as it relates to the Company and is expressly covered by our opinions set forth herein.

Our opinions are subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

This opinion letter is limited to the General Corporation Law of the State of Delaware and the laws of the State of New York (excluding the securities laws of the State of New York). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP